As filed with the Securities and Exchange Commission on July 24, 2020

Registration No. 333-151505

Registration No. 333-168430

Registration No. 333-173265

Registration No. 333-195922

Registration No. 333-197369

Registration No. 333-223665

Registration No. 333-230240

Registration No. 333-236878

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-151505

FORM S-8 REGISTRATION STATEMENT NO. 333-168430

FORM S-8 REGISTRATION STATEMENT NO. 333-173265

FORM S-8 REGISTRATION STATEMENT NO. 333-195922

FORM S-8 REGISTRATION STATEMENT NO. 333-197369

FORM S-8 REGISTRATION STATEMENT NO. 333-223665

FORM S-8 REGISTRATION STATEMENT NO. 333-230240

FORM S-8 REGISTRATION STATEMENT NO. 333-236878

Under

The Securities Act Of 1933

FINJAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4075963
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2000 University Avenue, Suite 600 East Palo Alto, CA (650) 282-3228	94303
(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Option Plan

Converted Organics Inc. 2010 Omnibus Stock Compensation Plan

Converted Organics Inc. 2010 Omnibus Stock Compensation Plan

Finjan Holdings, Inc. 2013 Global Share Option Plan

Finjan Holdings, Inc. 2014 Incentive Compensation Plan

Finjan Holdings, Inc. Amended and Restated 2014 Incentive Compensation Plan

Finjan Holdings, Inc. Amended and Restated 2014 Incentive Compensation Plan

Finjan Holdings, Inc. Amended and Restated 2014 Incentive Compensation Plan
(Full title of the plans)

Philip Hartstein

President and Chief Executive Officer

Finjan Holdings, Inc.

2000 University Avenue, Suite 600

East Palo Alto, CA 94303
(Name and address of agent for service)

(650) 282-3228
((Telephone number, including area code, of agent for service)

With copies to:

Jason Day

Jeffrey Beuche

Kara E. Tatman
Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, CO 80202
(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Finjan Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•                  File No. 333-151505 registering 1,533,667 shares of the common stock, par value $0.0001 per share (the “CO Shares”), of Converted Organics Inc. (“Converted Organics”) for issuance under Converted Organics’ 2006 Stock Option Plan and the reoffer of 133,000 CO Shares previously acquired through the exercise of stock options pursuant to grants made under Converted Organics’ 2006 Stock Option Plan;

•                  File No. 333-168430 registering 3,458,047 CO Shares for issuance under the Converted Organics Inc. 2010 Omnibus Stock Compensation Plan;

•                  File No. 333-173265 registering 11,968,911 CO Shares for issuance under the Converted Organics Inc. 2010 Omnibus Stock Compensation Plan;

•                  File No. 333-195922 registering 2,236,836 shares of the common stock, par value $0.0001 per share of the Registrant (the “Shares”) for issuance under the Finjan Holdings, Inc. 2013 Global Share Option Plan;

•                  File No. 333-197369 registering 2,196,836 Shares for issuance under the Finjan Holdings, Inc. 2014 Incentive Compensation Plan;

•                  File No. 333-223665 registering 2,385,366 Shares for issuance under the Finjan Holdings, Inc. Amended and Restated 2014 Incentive Compensation Plan;

•                  File No. 333-230240 registering 1,378,432 Shares for issuance under the Finjan Holdings, Inc. Amended and Restated 2014 Incentive Compensation Plan; and

•                  File No. 333-236878 registering 1,382,546 Shares for issuance under the Finjan Holdings, Inc. Amended and Restated 2014 Incentive Compensation Plan.

Effective as of July 24, 2020, as contemplated by the Agreement and Plan of Merger, by and among the Registrant, CFIP Goldfish Holdings LLC and CFIP Goldfish Merger Sub Inc., dated as of June 10, 2020, CFIP Goldfish Merger Sub Inc. merged with and into the Registrant, with the Registrant surviving as a non-publicly traded, wholly owned subsidiary of CFIP Goldfish Holdings LLC (such transaction, the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Shares pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of the Post-Effective Amendments, all of such securities registered under the Registration Statements that were registered for issuance but remain unsold as of the effectiveness of the Merger. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Palo Alto, State of California, on July 24, 2020.

FINJAN HOLDINGS, INC.

By:	/s/ Philip Hartstein
Name:	Philip Hartstein
Title:	President & Chief Executive Officer

NOTE: No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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